Exhibit 99.1

Press Releases

LYRON BENTOVIM JOINS SUNRISE TELECOM’S(R) BOARD OF DIRECTORS

- Third Quarter 2008 Earnings Conference Call Scheduled

SAN JOSE, Calif., Oct. 30 /PRNewswire-FirstCall/ — Sunrise Telecom(R) Incorporated (Pink Sheets: SRTI), a leader in test and measurement solutions for telecom, wireless and cable networks, today announced that Lyron Bentovim has been appointed to the company’s board of directors effective October 27, 2008.

Sunrise Telecom President and CEO, Paul Marshall commented, “We are pleased to add Lyron Bentovim to Sunrise Telecom’s board and we look forward to benefiting from his insights and experience. Lyron has played an integral role in shaping our long-term strategic direction over the last several months, and will chair Sunrise Telecom’s Strategy Committee of the board of directors.”

Lyron Bentovim brings with him extensive investment, managerial and operational expertise. He is currently a Portfolio Manager for SKIRITAI Capital LLC, an investment advisor based in San Francisco, and has been working with Sunrise Telecom’s management team since May in a strategic consulting role. Prior to joining SKIRITAI Capital, Lyron was president, COO and co-founder of WebBrix Inc., where he spearheaded the company’s strategic direction and coordinated operations. In years prior, as a management consultant with strategy consultancies USWeb/CKS, the Mitchell Madison Group and Mckinsey & Company, he advised numerous Fortune1000 companies in the Financial Services, Insurance, Retail, and Manufacturing sectors. Lyron also serves on the board of directors of Top Image Systems, Three-Five Systems and Argonaut Technologies. He holds an MBA from the Yale School of Management and a Law degree from the Hebrew University in Jerusalem.

The addition of Lyron brings Sunrise Telecom’s total directors to six and the number of independent directors on the board to four.

The company will provide greater detail regarding its third quarter financial results during its third quarter earnings conference call. The call is scheduled for Monday, November 17, 2008 at 1:30pm PT/4:30pm ET.

About Sunrise Telecom Incorporated

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for telecom, cable and wireless networks. The Company’s robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SUNRISE TELECOM, the “S” logo, and other trademarks are trademarks of Sunrise Telecom Incorporated and may not be used without permission.

SOURCE Sunrise Telecom Incorporated

CONTACT: Richard D. Kent, Chief Financial Officer, +1-408-363-8000, or

Linda Rothemund, Investor Relations, +1-415-445-3236, both of Sunrise Telecom

Incorporated

Web site: http://www.sunrisetelecom.com